Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE:

DCT INDUSTRIAL TRUST INC. ® ANNOUNCES COMMITMENTS FOR TWO

FINANCIAL TRANSACTIONS

$225 Million Senior Unsecured Notes

Refinancing $300 Million Senior Unsecured Revolving Credit Facility and New $175 Million

Senior Unsecured Term Loan

Denver, Colo., – May 19, 2011 – DCT Industrial Trust Inc.® (NYSE: DCT), a leading industrial real estate company, today announced that it has agreed in principle to issue $225 million of fixed rate, senior unsecured notes. Additionally, the Company secured formal commitments to extend its $300 million senior unsecured revolving credit facility and for a new $175 million senior unsecured term loan.

The senior unsecured notes will be issued in a private placement offering with a weighted average maturity of 8.5 years and will have a weighted average interest rate of 4.93%. The notes, with maturities of 5, 7, 8, 10, 11 and 12 years, are expected to close in June 2011 with a funding date of August 1, 2011. The transactions are subject to due diligence and completion of final documentation.

DCT Industrial has secured formal commitments from a syndicated group of 12 banks led by Merrill Lynch, Pierce, Fenner & Smith Incorporated to extend its senior unsecured revolving credit facility for a period of two years. In addition, the Company has received commitment from the same banks for a $175 million senior unsecured term loan. The senior unsecured revolving credit facility and senior unsecured term loan will expire in June 2015.

Proceeds from these transactions are expected to be used to repay amounts outstanding on the Company’s existing senior unsecured revolving credit facility, maturing senior unsecured term loan and maturing mortgage debt.

The notes have not been, and will not be, registered under the Securities Act of 1933, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws. This release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company makes statements in this document that are considered “forward-looking statements” under federal securities laws. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond its control including, without limitation, the risk that the investors may, for any reason, decide not to enter into final documentation for the transaction and not to participate on the terms described above. The Company assumes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

518 17TH STREET, 8TH FLOOR ¿ DENVER, CO 80202

303.597.2400 ¿ DCTINDUSTRIAL.COM

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MEDIA AND INVESTOR CONTACT:

Melissa Sachs, VP, Corporate Communications & Investor Relations

DCT Industrial Trust Inc.

303-597-2400

investorrelations@dctindustrial.com

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